Exhibit 10.1

EMPLOYMENT AGREEMENT
BETWEEN
SOFTBRANDS, INC. AND
GEORGE H. ELLIS

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made effective as of January 1, 2002 (“Effective Date”), is entered into by and between SoftBrands, Inc., a Delaware corporation (the “Company”) and George H. Ellis (the “Executive”), collectively referred to herein as the “parties.”

WHEREAS, the Executive has been employed as the Chief Executive Officer and Chairman of the Board of AremisSoft Corporation (“AremisSoft”), the Company’s Parent corporation, since October 1, 2001, and Executive has an employment agreement dated as of October 1, 2001 (the “AremisSoft Employment Agreement”) with AremisSoft that is substantially similar to this Agreement;

WHEREAS, the Company wishes to employ the Executive to serve as its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”) as well as to perform other duties on behalf of the Company, as determined by the Board.

NOW, THEREFORE, for and in consideration of the mutual promises and conditions made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM OF EMPLOYMENT

1.1                               Employment and Term.  The Company hereby employees Executive to render full-time services to the Company, subject to Section 2.2 of the Agreement, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, upon the terms and conditions set forth below, from the date of this Agreement until the employment relationship is terminated in accordance with the provisions of this Agreement.  This Agreement is for a term of one (1) year (the “Stated Term”) unless renewed or terminated earlier as provided for herein (the “Employment Term”).

1.2                               Renewal.  This Agreement will be automatically renewed for an additional one (1) year period (without any action by either party) at the end of the Stated Term and on each anniversary thereof (“Renewal Period”), unless one party gives to the other written notice sixty (60) days in advance of the beginning of any of the Renewal Period that this Agreement is to be terminated.

1.3                               Acceptance.  Executive hereby accepts employment with the Company and agrees to devote his full-time attention and best efforts to rendering the services described below.  The Executive shall accept and follow the direction and authority of the Board in the performance of his duties, and shall comply with all existing and future regulations applicable to employees of the Company and to the Company’s business.

1.4                               Termination of Prior Agreements.  Upon execution of this Agreement all prior employment and/or consultant agreements between Executive, AremisSoft, the Company or its subsidiaries, including the AremisSoft Employment Agreement, shall be deemed terminated and there shall be no right to severance or other related benefits thereunder; provided, however, that the foregoing will not apply to any obligation of the Company or any of its subsidiaries to indemnify Executive against any losses, costs, damages or expenses.

ARTICLE II

DUTIES OF EMPLOYEE

2.1                               General Duties.  Executive shall serve as Chief Executive Officer and Chairman of the Board.  In such capacities, Executive shall do and perform all services, acts, or other things necessary or advisable to manage and conduct the business of the Company, including, but not limited to, the supervision, direction and control of the business and other employees of the Company, subject to the policies and direction of the Board.  To the extent consistent with the Company’s Certificate of Incorporation (“articles”) and Bylaws (“bylaws”), Executive shall have all powers, duties and responsibilities necessary to carry out his duties, and such other powers and duties and responsibilities necessary to carry out his duties, and such other powers and duties as the Board may prescribe consistent with the Company’s articles and bylaws. Throughout the Executive Term, the Company will (i) use its best efforts to cause the Executive to be elected as a member of the Board and will use its best efforts to cause him to be included in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire, and (ii) at the Executive discretion, cause the Executive to be elected as a member of the Board of Directors of the Company subsidiaries.

2.2                               Exclusive Services.                                        Except as set forth on Exhibit A thereto, it is understood and agreed that the Executive may not engage in any other business activity during the Employment Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Executive may (i) manage personal and family investments (ii) engage in charitable, philanthropic, educational, religious, civic and similar types of activities to the extent that such activities do not materially hinder or otherwise interfere with the business of the Company or any affiliate or subsidiary of the Company, or the performance of the Executive’s duties under this Agreement and (iii) subject to the approval of the Board, serve as a director or as a member of an advisory board of another business enterprise.

2.3                               Reporting Obligations.  In connection with the performance of his duties hereunder, the Executive shall report directly to the Board.

ARTICLE III

COMPENSATION AND BENEFITS OF EMPLOYEE

3.1                               Annual Base Salary.  The Company shall pay the Executive salary for the services to be rendered by him during the Employment Term at the rate of two hundred and sixty thousand dollars ($260,000) annually (prorated for any portion of a year), subject to increases, if any, as the Company’s Compensation Committee may determine in its sole discretion after periodic review of the Executive’s performance of his duties hereunder not less frequently than annually.  Such base salary shall be payable in periodic installments in accordance with the terms of the Company’s regular payroll practices in effect from time to time during the term of this Agreement, but in no event less frequently than once each month.  Such base salary cannot be decreased.

3.2                               Bonuses.  In addition to the base salary and other benefits provided to Executive hereunder, Executive is eligible to receive bonuses based on performance and Executive’s attainment of objectives established by the Board as Compensation Committee periodically.

3.3                               Expenses.  The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses actually incurred or paid by the Executive in the performance of Executive’s services under this Agreement in accordance with the expense reimbursement policies of the Company in effect from time to time during the Employment Term, upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.

3.4                               Vacation.  The Executive shall be entitled to four (4) weeks paid vacation for each calendar year (prorated for any portion of a year, as applicable).  Notwithstanding anything to the contrary in this Agreement, vacation time shall cease to accrue beyond eight weeks at any given time during the Employment Term.

3.5                               Indemnification.  Consistent with the terms of the Company’s articles and bylaws, the Company shall indemnify Executive against any losses, costs, damages or expenses incurred as a direct consequence of the discharge of his duties or by reason of his status as an agent of the Company and hold Executive harmless for any actions taken or decisions made by him in good faith while performing services in his capacity as an officer of the Company during the Employment Term.  In concurrence with the execution of this Agreement, the Company shall enter into a specific indemnification agreement with the Executive, which terms shall not reduce the Executive’s rights as set forth in this Section 3.5.  The Company has in effect and will continue in full force and effect at all times during the Employment Term an officer’s and director’s liability insurance policy covering the Executive on terms no less favorable than those in effect on the Effective Date in all respects, including coverage and amounts.

3.6                               Unreimbursed Medical Expense and Tax Planning Expense.  The Company will reimburse Executive, upon presentation of bills incurred by Executive, for (a) up to $5,000 per year of medical expense incurred by Executive that is not otherwise paid under the benefit plans provided in accordance with Section 3.7 (including the deductible portion of any health benefit reimbursement), and (b) for up to an additional $5,000 of expense incurred by Executive for tax and financial planning advice

3.7                               General Employment Benefits.  Except where expressly provide for herein, the Executive shall be entitled to participate in, and to receive the benefits under, any pension, health, life, accident and disability insurance plans or programs and any other employee benefit or fringe benefit plans that the Company makes available generally to its employees, as the same may be in effect from time to time during the Employment Term.

3.8                               Office Space.  The Company shall reimburse the Executive for seventy-five percent (75%) of the actual cost paid by the Executive for maintaining an office at 8401 North Central Expressway, Suite 840, Dallas, Texas.

3.9                               Personal Secretary.  The Company shall provide a personal secretary at the Executive’s choice.  The Executive agrees to reimburse the Company for twenty-five percent (25%) of the compensation costs, including salary and benefits, for the personal secretary.

3.10                        Location; Travel.  In connection with his employment during the Employment Term, unless otherwise agreed by the Executive, the Executive will be based in the Dallas metropolitan area.  Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 3.3 of this Agreement.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1                               Termination.  This Agreement may be terminated earlier as provided for in this Article IV, or extended as set forth herein.

4.2                               Termination For Cause.  The Company reserves the right to terminate this Agreement for cause upon: (a) Executive’s willful and continued failure to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness) (b) Executive’s willful engagement in gross misconduct, as determined by the Board in good faith, which is materially and demonstrably injurious to the Company; or (c) Executive’s commission of a felony, or an act of fraud against the Company or its affiliates.  Any act or failure to act that is done or omitted to be done by Executive in good faith for the Company will be conclusively presumed not to be willful for purposes of this Section 4.2.  The Company may not terminate the Executive’s employment for cause under this Section 4.2 unless, in the case of Section 4.2(a), the Company has first provided Executive with written notice, specifying in detail the act or acts alleged to constitute cause, and provided the Executive with a period of not less than 30 calendar days to cure the failure in the manner specified in such notice.  The Executive’s employment may be terminated for cause only upon the adoption of a resolution by the affirmative vote of at least a majority of the Board (excluding the Executive, if the Executive is then a member of the Board) finding cause and terminating Executive’s employment for cause.

Executive shall not be entitled to any severance benefits and all stock options of the Company granted to Executive which have not vested shall be canceled upon termination for cause.

4.3                               Termination Without Cause.  Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate this Agreement at any time upon thirty (30) days’ written notice to Executive, without cause, subject to the express terms and provisions set forth in Sections 4.5 and 4.6.

4.4                               Voluntary Termination by Executive.  Notwithstanding anything to the contrary in this Agreement, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company, subject to the terms and provisions below.

Except in the case of a termination for “good reason”, as set forth in Section 4.7 of this Agreement, the Company shall not be obligated to pay any severance benefit to Executive if Executive terminates this Agreement pursuant to this Section 4.4.

4.5                               Severance.  In the event that during the Employment Term the Executive is terminated by the Company “without cause” (as set forth in Section 4.3), the Executive terminates his employment for “good reason” (as set forth in Section 4.7), the Executive shall be provided or promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum cash payment equal to four hundred thousand dollars ($400,000).  In addition, upon a termination under this Section 4.5, any portion of any of stock options of the Company(“Options”) granted to the Executive that is not then vested shall become fully vested and all options shall be exercisable until the fifth anniversary of the grant date for the applicable Options.

4.6                               Change of Control.  In the event that during the Employment Term the Executive is terminated by the Company or the Executive terminates his employment for “good reason,” as set forth in Section 4.7 of this Agreement, within twelve (12) months following a “change of control” (as defined below) (a “Change of Control Termination”), the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, un-reimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plan in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum cash payment equal to three (3) times the greatest of the annual base salary of the Executive, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation.  In addition, upon a Change of Control Termination, any portion of any of the Options granted to the Executive that is not then vested shall become fully vested and all options shall be exercisable until the fifth anniversary of the grant date for the applicable Options.  A “Change in Control Termination” will also include a termination of the Executive by the Company without cause or a termination by the Executive of his employment for “good reason,” as set forth in Section 4.7 of this Agreement, in either case, following the commencement of any discussion with a third person that ultimately results in a “change in control” (as defined below).

For purposes of this Section 4.6, a “change of control” shall mean an event involving one transaction or a series of related transactions in which (i) the Company issues securities representing more than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or any successor provision) of the outstanding voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company to any individual, firm, partnership, or other entity, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act (ii) the Company issues securities representing more than fifty percent (50%) voting stock of the Company in connection with a merger, consolidation or other business combination (other than for purposes of reincorporation), (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a reincorporation), (iv) more than fifty percent (50%) of the Company’s consolidated assets or earning power are sold or transferred, or (v) the Board of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company; provided, however, that clauses (ii), (iii) and (iv), above, will constitute a “change in control” only if all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such merger, consolidation or other business combination or sale or transfer of earning power or assets (each, a “Business Combination”) beneficially own less than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s earning power or assets either directly or through one or more subsidiaries).

4.7                               Good Reason.  The Executive may terminate his employment for “good reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstances constituting “good reason” within ten business days after receiving such notice.  Good reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chairman of the Board: (i) the assignment to the Executive of duties inconsistent with this Agreement or change in his reporting obligations, positions, titles or authority; (ii) any failure by the Company to comply with Article III hereof in any material way; (iii) the failure of the Company to comply with and satisfy Section 6.2 of this Agreement; (iv) the failure to elect, reelect or otherwise to maintain the Executive as a director of the Company or as Chairman of the Board; (v) the relocation of the principal place where the Executive regularly performs services for the Company outside of the Dallas metropolitan area; (vi) at any time after the Company has notified the Executive pursuant to Section 1,2 of this Agreement that the Company does not intend to renew the Agreement and the Executive’s employment at the end of the Employment Term, including any previous renewals, rather than to allow the Agreement automatically to renew; or (vii) any material breach of this Agreement by the Company.  The executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting “good reason” hereunder.

4.8                               Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of this employment under this Agreement by seeking other employment or otherwise, and there shall be no offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

4.9                               Gross-up Payment.  If the Executive becomes subject to the excise tax imposed by Section 4999 of the Code on “excess parachute payments” as defined in Section 280G of the Code by reason of any payments in the nature of compensation by the Company or any affiliate or any acquiring entity, or the Executive incurs any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being hereinafter collectively referred to as the “Excise Tax”), the Company shall be obligated to promptly pay to the Executive that amount that is necessary to place the Executive in the same after-tax (taking into account all federal, state, local, and other taxes) financial position that the Employee would have been in if he had not incurred any tax liability under Section 4999 of the Code or otherwise relating to the Excise Tax.

4.10                        Disability.  If Executive becomes permanently and totally disables, this Agreement shall be terminated. Executive shall be deemed permanently and totally disabled if he is unable to engage in the activities required by this Agreement by reason of any medically determined physical or mental impairment, as confirmed by three independent physicians, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  Upon termination due to disability, the Executive shall promptly be paid (i) any accrued but unpaid salary, accrued by unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to his annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater.  In addition, upon termination due to disability, any portion of any of the Options granted to the Executive that is not then vested shall become fully vested and all Options shall be exercisable until the fifth anniversary of the grant date for the applicable Option.  This Section 4.10 will not limit the entitlement of the Executive to any other benefits then available to the Executive under any plan or program of the Company.

4.11                        Death.  If Executive dies during the term of this Agreement, this Agreement shall be terminated on the last day of the calendar month of his death subject to the express terms and provisions below.  Upon termination due to death, the designated beneficiary, as provided in Section 6.8 below, or the estate or representative of Executive, shall promptly be paid (i) any accrued but unpaid salary, accrued but unused vacation time, unreimbursed expenses which otherwise would be reimbursed in the normal course and vested benefits under any of the Company’s benefit plans in which the Executive is a participant, (ii) any bonus previously declared but not yet paid, and (iii) a lump sum payment equal to Executive’s annual base salary, as contained in Section 3.1 of this Agreement, or Executive’s then current rate of compensation, whichever is greater.  In addition, upon termination due to death, any portion of the Options granted to the Executive that is not then vested shall become fully vested and all Options shall be exercisable until the fifth anniversary of the grant date for the applicable Option.  This Section 4.11 will not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit.

4.12                        Effect of Termination.  Except as expressly provided for in this Agreement, the termination of employment shall not impair any obligation that accrued prior to termination, or shall it excuse the performance of any obligation which is required or contemplated hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

ARTICLE V
COVENANTS AND REPRESENTATIONS OF EMPLOYEE

5.1                               Unfair and Non-Compensation.  The Executive acknowledges that he will have access at the highest level to, and the opportunity to acquire knowledge of, the Company’s customer lists, customer needs, business plans, trade secrets and other confidential and proprietary information from which the Company may derive economic or competitive advantage, and that he is entering into the covenants and representations in this Article V in order to preserve the goodwill and going concern value of the Company, and to induce the Company to enter into this Agreement.  The Executive agrees not to compete with the Company or to engage in any unfair competition with the Company during the Employment Term.  For purposes of this Agreement, the phrase “compete with the Company,” or the substantial equivalent thereof, means that Executive, either alone or as a partner, member, director, employee, shareholder or agent of any other business, or in any other individual or representative capacity, directly or indirectly owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or works for or provides consulting services to, or permits the use of his name by or lends money to, any business or activity which is or which becomes, at the time of the acts or conduct in question, directly or indirectly competitive with the development, financing and/or marketing of the products, proposed products or services of the Company.  During the Employment Term, Executive shall not directly or indirectly acquire any stock or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company without obtaining the prior written consent of the Company.  Notwithstanding the foregoing, this Section 5.1 shall not apply to the ownership or acquisition of stock or an interest representing less than a 5% beneficial interest in a corporation that is obligated to file reports with the Securities and Exchange Commission pursuant to the Exchange Act.

5.2                               Confidential Information.  During the Employment Term, Executive agrees to keep secret and to retain in the strictest confidence all material confidential matters which relate to the Company or its “affiliate” (as that term is defined in the Exchange Act), including, without limitation customer lists, client lists, trade secrets, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures, and other confidential business information from which the Company derives an economic or competitive advantage, or from which the Company might derive such advantage in its business, labeled “secret” or “confidential” or some similar term, and not to intentionally disclose any such information to anyone outside of the Company, whether during or after the Employment Term, except in connection with pursuing in good faith the interests and business of the Company.  The foregoing restrictions and obligations under this Section 5.2 will not apply (i) to any confidential information that is or becomes generally available to the public or generally known to persons engaged in businesses similar to or related to that of the Company, other than as a result of a disclosure by Executive, (ii) if the Executive is required by law to make disclosure, or (iii) to disclose to any director of the Company.  The Company may waive application of the foregoing restrictions and obligations in its discretion from time to time.

5.3                               Non-Solicitation of Customers.  During the Employment Term, the Executive will have access to confidential records and data pertaining to the Company’s customers, their needs, and the relationship between the Company and its customers.  Such information is considered secret and is disclosed during the Employment Term in confidence.  Accordingly, during the Employment Term, Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, directly or indirectly (i) solicit for a competitive purpose, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of the Company or its affiliates (as the term “affiliate” is defined in the Exchange Act) or (ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue its business relationship with the Company or its affiliates, or (B) to enter into a business relationship with any entity or person the loss of which the Executive should reasonably anticipate would be detrimental to the Company or its affiliates in any respect.

5.4                               Non-Solicitation of Employees.  The Executive and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Employment Term, directly or indirectly solicit, interfere with, offer to hire or induce any person who is or was an officer or employee of the Company or any affiliate (as the term “affiliate” is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person.  (These acts are hereinafter referred to as the “prohibited acts of solicitation.”)  The foregoing restriction, however, shall not apply to any business with which Executive may become associated after the Employment Term.

5.5                               Return of Property.  Upon termination of employment, and at the request of the Company, the Executive agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports manuals, drawings, designs, computer files in any media, and other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.

5.6                               Inventions.  All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by the Executive, either alone or with others, during the Employment Term, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company.  Upon the request of the Company, Executive shall disclose to the Company all inventions or ideas conceived during the Employment Term, whether or not the property of the Company under the terms of this provision, provided that such disclosure shall be received by the Company in confidence.  Upon the request of the Company, Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this provision.

5.7                               Representations.  The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder, and that his execution and delivery of this Agreement and the performance of his duties shall not result in a breach of, or constitute a default under, any agreement or understanding, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.

5.8                               Non-Payment Upon Non-Compliance.  Should Executive breach any one of the covenants set forth in this Article V, the Company shall have no obligation to make the payments or to provide Executive the benefits described in Sections 4.5 and 4.6 above, in addition to all other rights and remedies the Company may have available t law or in equity.  The Company shall provide written notice to Executive, ten (10) days prior to an expected payment, of the breach of a covenant and the ensuing non-payment thereof; provided, however, that if the Company learns of the breach without sufficient time to provide ten (10) days notice, the Company shall provide written notice as soon thereafter as practicable.

ARTICLE VIARTICLE VI
MISCELLANEOUS PROVISIONS

6.1                               Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change or address or telex or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein.

To the Executive:	George H. Ellis
8401 North Central Expressway
Suite 840
Dallas, TX 75225
Facsimile: (214) 363-4396

To the Company:	Board of Directors
SoftBrands, Inc.
Two Meridian Crossings, Suite 800
Minneapolis, MN 55423
Facsimile: (612) 851-1584

With Copy to:	Thomas Martin
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Facsimile: (612) 340-7800

6.2                               No Assignment, In General.  Except as provided below, this Agreement and the rights and obligations of the parties, may not be assigned by either party without the prior written consent of the other party.

6.3                               Entire Agreement.  This Agreement and the documents delivered pursuant hereto supersedes any and all other agreements or understandings of the parties, either oral or written, with respect to the employment of the Executive by the Company, and contains the complete and final agreement and understanding of the parties with respect thereto.  The

Executive acknowledges that no representation, inducements, promises or agreements, oral or otherwise, have been made by the Company or any of its officers, directors, employees, or agents, which are not expressed herein, and that no other agreement shall be valid or binding on the Company.

6.4                               Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

6.5                               Withholding Taxes.  All amounts payable under this Agreement, whether such payment is to be made in cash or other property, including without limitation stock of the Company, shall be subject to withholding for Federal, state and local income taxes, employment and payroll taxes and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and the Executive agrees to report all such amounts as ordinary income on his personal income tax returns and for all other purposes, as called for.

6.6                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remaining provisions and terms of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent and, to the full extent permitted by law, any provision or restrictions found to be invalid shall be amended with such modifications as may be necessary to cure such invalidity, and such restrictions shall apply as so modified, or if such provisions cannot be amended, they shall be deemed severable from the remaining provisions and the remaining provisions shall be fully enforceable in accordance with law.

6.7                               Effect of Waiver.  The failure of either party to insist on strict compliance with any provision of this Agreement by the other party shall not be deemed a waiver of such provision, or a relinquishment of any right thereunder, or to affect either the validity of this Agreement, and shall not prevent enforcement of such provision, or any similar provision, at any time.

6.8                               Designation of Beneficiary.  If the Executive shall die before receipt of all payments and benefits to which he is entitled under this Agreement, payment of such amounts or benefits in the manner provided herein shall be made to such beneficiary as he shall have designated in writing filed with the Secretary of the Company or, in the absence of such designation, to his estate or personal representative.

6.9                               Attorneys Fees.

(i)                                     Without regard to whether the Executive prevails, in whole or in part, in connection therewith, the Company will pay and be financially responsible for 100% of any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any dispute associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise.  All such fees and expenses will be paid by the Company as incurred by the Executive on a monthly basis.

(ii)                                  The Company will reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with the preparation, review and negotiation of this Agreement and any document, agreement or arrangement contemplated by this Agreement or otherwise entered into by Executive in connection with the commencement of his employment with the Company.

6.10                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

6.11                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

6.12                        Company Representations.  The Company represents and warrants to the Executive that this Agreement will be duly authorized and approved by the Board not later than the Effective Date.  Copies of the resolutions of the Board evidencing such action will be provided to the Executive not later than the Effective Date.

6.13                        Holding Company and Subsidiary Guaranty.  As of the Effective Date, AremisSoft holds all of the outstanding capital stock of the Company and AremisSoft Manufacturing (US), Inc. (Subsidiary”) is a subsidiary of the Company.  In order to induce the Executive to enter into this Agreement, Parent and Subsidiary hereby agree to cause the Company to perform its obligations under the Agreement, and Parent and Subsidiary unconditionally guarantee the performance by the Company of its obligations under the Agreement including those obligations under Articles III and IV of the Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

SOFTBRANDS, INC.

By:	/s/ David G. Latzke
David G. Latzke, Chief Financial Officer

AREMISSOFT MANUFACTURING (US), INC.

By:	/s/ David G. Latzke
David G. Latzke
Chief Financial Officer
(as to Section 6.13 of this Agreement)

AREMISSOFT CORPORATION

By:	/s/ David G. Latzke
David G. Latzke
Chief Financial Officer
(as to Section 6.13 of this Agreement)

EXECUTIVE:

/s/ George H. Ellis
George H. Ellis

Exhibit A

List of boards of directors on which Executive currently serves.

a.                                       Neon Systems, Inc.

b.                                      Elagent Corporation

c.                                       Future Three Software, Inc.

d.                                      Trintel, Inc.

e.                                       TaxReclaims.com